UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On January 6, 2026, or the Closing Date, Day One Biopharmaceuticals, Inc., or the Company or Day One, completed the acquisition, or Acquisition, of Mersana Therapeutics, Inc., or Mersana. The following unaudited pro forma condensed combined statements of operations (pro forma statements of operations) and condensed combined balance sheet (pro forma balance sheet) give effect to the Acquisition, described in Note 1, and were prepared in accordance with the requirements of Article 11 of Regulation S-X.

The unaudited pro forma condensed combined financial information gives effect to the accounting for the Acquisition, including the pro forma adjustments intended to illustrate the estimated effects of the Acquisition, or the Transaction Accounting Adjustments or Adjustments, as defined in Article 11 of Regulation S-X and do not include any revenue and operating synergies or cost savings that may result from the Acquisition. Management is undertaking certain terminations of employees and expects to incur approximately $9.0 million in severance cost. The pro forma balance sheet as of September 30, 2025, combines the historical balance sheet for the Company and Mersana and is presented as if the Acquisition had occurred on September 30, 2025. The pro forma statements of operations for the nine months ended September 30, 2025, and for the year ended December 31, 2024, are presented as if the Acquisition took place as of January 1, 2024.

The following unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X using accounting policies in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP. The unaudited pro forma condensed combined financial information (1) was prepared using the acquisition method of accounting pursuant to Accounting Standards Codification 805, Business Combinations, or ASC 805, with the Company being the accounting acquirer, and (2) is based on the Company and Mersana’s historical consolidated financial statements, as adjusted, to present the pro forma impact of the Acquisition.

In accordance with ASC 805, the Company used best estimates and assumptions to accurately assign fair value to the tangible assets acquired and liabilities assumed, identifiable intangible assets, consideration associated with the contingent value right, or CVR, and the related income tax impacts as of the Acquisition date. The estimate of the excess purchase price over the fair value of net tangible assets acquired was allocated to identifiable intangible assets and goodwill. The fair values assigned to Mersana's tangible and identifiable intangible assets acquired and liabilities assumed are based on the Company’s estimates and assumptions. The estimated fair values of these assets acquired and liabilities assumed are considered preliminary and are based on the information that was available as of the date of the Acquisition. In the opinion of the Company’s management, the unaudited pro forma condensed combined financial information includes all material adjustments necessary to be in accordance with Article 11 of Regulation S-X. The Company intends to finalize the acquisition accounting as soon as practicable within the required measurement period, but in no event later than one year following the Closing Date. The Company is not required to, and currently does not intend to, update these pro forma results as presented herein for any of these changes.

The unaudited pro forma condensed combined financial information is presented for informational purposes only. Such information is not necessarily indicative of the operating results or financial position that would have been achieved if the Acquisition had been consummated on the dates indicated, or that the combined company may achieve in future periods.

The following unaudited pro forma condensed combined financial information as of and for the nine months ended September 30, 2025, and for the year ended December 31, 2024, is derived from:

•
the historical unaudited Condensed Financial Statements and accompanying notes of Day One as of and for the nine months ended September 30, 2025, included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, as filed with the SEC on November 4, 2025;
•
the historical audited Financial Statements and accompanying notes of Day One as of and for the year ended December 31, 2024, included in its Annual Report on Form 10-K/A for the year ended December 31, 2024, as filed with the SEC on March 6, 2025;
•
the historical unaudited Condensed Consolidated Financial Statements and accompanying notes of Mersana as of and for the nine months ended September 30, 2025, included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, as filed with the SEC on November 14, 2025; and
•
the historical audited Consolidated Financial Statements and accompanying notes of Mersana as of and for the year ended December 31, 2024, included in its Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on March 3, 2025.

The Company has performed a preliminary review of the accounting policies of Mersana to assess alignment with the Company’s accounting policies and U.S. GAAP. Based on this preliminary review, no material differences in accounting policies were identified that would require adjustment to conform to the Company’s accounting policies for purposes of the accompanying unaudited pro forma condensed combined financial information. The Company will continue to evaluate the accounting policies as additional information becomes available, and adjustments may be identified in future periods.

All terms defined in this section of the report are used solely for the purposes of this section and do not apply to any other section of this Current Report on Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2025

(in thousands)

	Day One	Mersana	Transaction Accounting Adjustments	Note 4	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$43,277	$56,391	$81,750	(a)	$56,391
			(125,027)	(b)
Short-term investments	408,303	—	(81,750)	(a)	326,553
Accounts receivable, net	16,697	168	—		16,865
Inventory	7,061	—	—		7,061
Prepaid expenses and other current assets	14,633	3,429	(1,289)	(c)	16,773
Total current assets	489,971	59,988	(126,316)		423,643
Property and equipment, net	2,227	163	—		2,390
Operating lease right-of-use asset	2,450	2,035	(2,035)	(d)	2,450
Intangible assets, net	18,815	—	196,850	(e)	215,665
Goodwill	—	—	36,745	(f)	36,745
Deposits and other long-term assets	317	500	—		817
Total assets	$513,780	$62,686	$105,244		$681,710
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,778	$2,393	$—		$8,171
Accrued expenses and other current liabilities	48,210	14,813	8,531	(g)	71,554
Current portion of deferred revenue	2,317	23,770	—		26,087
Current portion of contingent consideration	—	—	8,300	(b)	8,300
Current portion of operating lease liabilities	161	2,293	(2,293)	(d)	161
Total current liabilities	56,466	43,269	14,538		114,273
Long-term portion of deferred revenue	2,953	78,954	—		81,907
Long-term portion of contingent consideration	—	—	39,700	(b)	39,700
Long-term portion of operating lease liabilities	2,732	—	—		2,732
Other long-term liability	761	—	—		761
Total liabilities	62,912	122,223	54,238		239,373
Commitments and contingencies
Stockholders’ equity:
Common stock	10	—	—	(h)	10
Additional paid-in-capital	1,090,914	891,980	(891,980)	(h)	1,090,914
Accumulated other comprehensive income	69	—	—		69
Accumulated deficit	(640,125)	(951,517)	951,517	(h)	(648,656)
			(8,531)	(g)
Total stockholders’ equity	450,868	(59,537)	51,006		442,337
Total liabilities and stockholders' equity	$513,780	$62,686	$105,244		$681,710

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the nine months ended September 30, 2025

(in thousands, except per share data)

	Day One	Mersana	Transaction Accounting Adjustments	Note 4	Pro Forma Combined
Revenue:
Product revenue, net	$102,587	$—			$102,587
License revenue	1,877	16,819			18,696
Total revenues	104,464	16,819			121,283
Cost and operating expenses:
Cost of product and license revenue	11,129	—			11,129
Research and development	107,187	46,741			153,928
Selling, general and administrative	86,440	22,643	986	(i)	110,069
Restructuring expense	—	4,131			4,131
Total cost and operating expenses	204,756	73,515			279,257
Loss from operations	(100,292)	(56,696)			(157,974)
Non-operating income:
Investment income, net	14,324	2,575	(2,873)	(j)	14,026
Interest expense	—	(1,843)			(1,843)
Other expense, net	(76)	—			(76)
Total non-operating income, net	14,248	732			12,107
Loss before income taxes	(86,044)	(55,964)			(145,867)
Income tax expense	—	—		(k)	—
Net loss	(86,044)	(55,964)			(145,867)
Net loss per share - basic	$(0.83)				$(1.42)
Net loss per share - diluted	$(0.83)				$(1.42)
Weighted-average number of common shares used in net loss per share - basic	103,056,046				103,056,046
Weighted-average number of common shares used in net loss per share - diluted	103,056,046				103,056,046

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2024

(in thousands, except per share data)

	Day One	Mersana	Transaction Accounting Adjustments	Note 4	Pro Forma Combined
Revenue:
Product revenue, net	$57,217	$—			$57,217
License revenue	73,944	40,497			114,441
Total revenues	131,161	40,497			171,658
Cost and operating expenses:
Cost of product and license revenue	5,279	—			5,279
Research and development	227,702	73,020	1,484	(l)	302,206
Selling, general and administrative	115,450	40,813	8,363	(i)	164,626
Total cost and operating expenses	348,431	113,833			472,111
Loss from operations	(217,270)	(73,336)			(300,453)
Non-operating income:
Gain from sale of priority review voucher	108,000	—			108,000
Investment income, net	19,701	8,436	(5,940)	(j)	22,197
Other income, net	1,217	—			1,217
Interest expense	—	(3,874)			(3,874)
Total non-operating income, net	128,918	4,562			127,540
Loss before income taxes	(88,352)	(68,774)			(172,913)
Income tax expense	(7,144)	(418)		(k)	(7,562)
Net loss	(95,496)	(69,192)			(180,475)
Net loss per share - basic	$(1.02)				$(1.94)
Net loss per share - diluted	$(1.02)				$(1.94)
Weighted-average number of common shares used in net loss per share - basic	93,234,195				93,234,195
Weighted-average number of common shares used in net loss per share - diluted	93,234,195				93,234,195

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Transaction

On November 12, 2025, Day One and Mersana entered into an Agreement and Plan of Merger, or the Merger Agreement. Pursuant to the Merger Agreement, the Company commenced a tender offer to acquire all of the issued and outstanding shares of common stock of Mersana, or the Target Shares, for (i) $25.00 net per Target Share, payable in cash, without interest, plus (ii) one CVR per Target Share which represents the right to receive milestone payments of up to an aggregate of $30.25 per share in cash upon the achievement of certain specified milestones in accordance with the terms and subject to the conditions of a contingent value rights agreement.

On January 6, 2026, the transaction closed and the Company acquired all outstanding Target Shares at a price of $25.00 per share in cash, plus one non-tradable CVR per share to receive certain potential milestone payments of up to an aggregate of $30.25 per CVR in cash, for total consideration of up to $55.25 per share in cash.

2. Basis of Presentation

The unaudited pro forma condensed combined financial statements and related notes are prepared in accordance with Article 11 of Regulation S-X and present the historical financial information of Day One and Mersana, the pro forma effects of the Acquisition and certain acquisition accounting adjustments described herein.

The business combination of Mersana has been accounted for using the acquisition method of accounting as per the provisions of ASC 805, using the fair value concepts defined in ASC Topic 820 – Fair Value Measurement and based on the historical financial statements of Day One and the historical consolidated financial statements of Mersana. Under ASC 805, all assets acquired and liabilities assumed in a business combination are generally recognized and measured at their assumed acquisition date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of preliminary purchase price over the fair value of assets acquired and liabilities assumed, has been recorded in goodwill. The pro forma adjustments represent management’s best estimates and are based upon information currently available and certain assumptions that the management of Day One believes are reasonable under the circumstances.

The unaudited pro forma financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of the companies would have been had the Acquisition occurred on the dates indicated, nor are they necessarily indicative of future consolidated results of operations of the Company. The pro forma statements of operations neither reflect the costs of any integration activities, nor the synergies and benefits that may result from realization of any anticipated revenue growth or operational efficiencies expected to result from the Acquisition.

There were no material transactions between Day One and Mersana during the periods presented in the unaudited pro forma condensed combined financial statements.

3. Preliminary Purchase Price Accounting and Allocation

Preliminary purchase price

The preliminary purchase price consideration consists of the cash paid and the estimated fair value of the CVRs at the Closing Date as follows (in thousands):

Cash	$125,027
Estimated fair value of contingent value rights	48,000
Total estimated fair value of consideration transferred	$173,027

Preliminary purchase price allocation

Day One’s purchase price allocation for the Acquisition is preliminary and subject to revision as additional information regarding the fair value of the assets acquired and liabilities assumed becomes available. Due to the nature of the tangible assets acquired and liabilities assumed, Day One has determined that the carrying amounts of such assets and liabilities as of the Closing Date approximate their respective fair values. In accordance with ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, the Company has recognized deferred revenue as of the Closing Date, measured in accordance with ASC 606, Revenue from Contracts with Customers.

Day One has engaged a third-party valuation specialist to assist in the valuation of the identifiable intangible assets acquired and the consideration associated with the CVR. The preliminary valuation is based on the financial information available as of the Closing Date, consideration of comparable transactions, and currently available, but limited, forecasted financial information. The unaudited pro forma condensed combined financial statements may differ from the Company’s final purchase price accounting for a number of reasons, including the fact that the estimates of fair values of assets acquired and liabilities assumed as of the Closing Date are preliminary and therefore subject to change within the measurement period (no longer than one year from the Closing Date), at which time the valuation analysis and other analyses are finalized.

The following table sets forth a preliminary allocation of the estimated purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed as of September 30, 2025, with the excess recorded as goodwill (in thousands):

Cash and cash equivalents	$56,391
Accounts receivable	168
Prepaid expenses and other current assets	2,140
Property and equipment	163
Deposits and other long-term assets	500
Intangible assets	196,850
Total assets acquired	$256,212
Accounts payable	2,393
Accrued expenses and other current liabilities	14,813
Current and long-term portion of deferred revenue	102,724
Total liabilities assumed	$119,930
Net assets acquired	$136,282
Total estimated fair value of consideration transferred	173,027
Preliminary goodwill	$36,745

4. Transaction Accounting Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following are the pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2025 and give effect to the Acquisition as if it had occurred on that date:

(a) Represents the liquidation of $81.8 million of Day One’s short-term investments to fund the Acquisition, reflecting the amount of cash that would have been required to be transferred had the Acquisition closed on September 30, 2025. This cash conversion is reflected as a corresponding increase in cash and cash equivalents.

(b) Represents the total purchase consideration of $173.0 million, consisting of cash consideration of $125.0 million and a liability for the preliminary estimated fair value of contingent consideration of $48.0 million ($8.3 million recorded under Contingent consideration, current portion and $39.7 million recorded under Long-term portion of contingent consideration based on estimated timing of potential payments) as of the Closing Date. The potential payments are based on the achievement of (i) regulatory milestones, (ii) commercial milestones and (iii) specified net sales thresholds. The aggregate undiscounted maximum amount of contingent consideration that could become payable under the arrangement is approximately $156.0 million. The Company is not able to reasonably estimate the range of undiscounted outcomes at this time due to significant uncertainties regarding the probability and timing of achieving the specified milestones. These uncertainties include development risk, regulatory approval risk, and the variability of future commercial performance. The contingent consideration is classified as a liability in accordance with ASC 805 and will be remeasured at fair value at each reporting date and subsequent changes in the fair value post-Closing Date will be recognized in the combined statement of operations.

(c) Represents an adjustment of $1.3 million for the directors and officers tail insurance policy required per the terms of the Merger Agreement. The policy covers claims related to pre-Closing Date events and, in accordance with ASC 805, is reflected as a reduction of Mersana’s net assets as of the Closing Date, as it relates solely to pre-combination activities and does not represent a post-combination operating asset.

(d) Represents the elimination of the Mersana right-of-use asset and corresponding lease liability. As of the Closing Date, the remaining lease term was less than twelve months and did not include any purchase options. Accordingly, the Company applied the short-term lease recognition exemption and did not recognize a right-of-use asset or lease liability in accordance with ASC 805.

(e) Represents the identifiable intangible assets acquired by the Company at the preliminary estimated fair value as of the Closing Date. The identifiable intangible assets consist of a contract-based license asset with a preliminary estimated fair value of $22.4 million and an in-process research and development, or IPR&D, asset with a preliminary estimated fair value of $174.5 million. The contract-based license intangible asset has a preliminary estimated useful life of seventeen years. IPR&D assets are considered indefinite-lived until completion or abandonment of the associated research and development efforts and therefore are not amortized during that period.

(f) Represents the recognition of goodwill resulting from the Acquisition, calculated as the excess of the total consideration transferred over the preliminary estimated fair values of the identifiable tangible and intangible assets acquired and liabilities assumed of Mersana as of September 30, 2025.

(g) Represents direct and incremental expense related to the Acquisition incurred by Day One of $4.8 million for advisory and legal fees payable directly to third party vendors and $3.7 million of employee equity cash settlement obligations related to accelerated vesting of Mersana equity awards as per the Merger Agreement. The Company made these adjustments to accrued liabilities and accumulated deficit as these expenses were recognized subsequent to the Day One September 30, 2025 historical balance sheet presented.

(h) Represents the elimination of Mersana historical equity balances as of September 30, 2025.

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following are the pro forma adjustments included in the unaudited pro forma consolidated combined statement of operations for the nine months ended September 30, 2025 and year ended December 31, 2024 giving effect to the Acquisition as if it had occurred on January 1, 2024.

(i) Represents an increase in selling, general and administrative expenses of $1.0 million for the nine months ended September 30, 2025 and $8.4 million for the year ended December 31, 2024. The increase for the nine months ended September 30, 2025 consists of estimated amortization expense related to the finite-lived intangible asset, as described in Note 4(e), calculated on a straight-line basis over the asset’s estimated useful life. The increase for the year ended December 31, 2024 consists of (i) $7.1 million of direct and incremental expenses related to the Acquisition incurred by Day One of $4.8 million related to advisory and legal fees payable to third-party vendors and $2.3 million related to employee equity cash settlement obligations that are not reflected in Day One’s historical financial information, as described in Note 4(g) and (ii) $1.3 million of estimated amortization expense related to the finite-lived intangible asset, calculated on a straight-line basis over the asset’s estimated useful life. The estimated amortization expense is recorded within selling, general and administrative expenses because the contract-based license intangible asset does not require Day One to perform research and development activities and is not associated with an approved product. The advisory and legal fees and the equity cash settlement obligations are nonrecurring in nature and are not expected to have a continuing impact on the combined results.

(j) Represents interest income forgone of $2.9 million for the nine months ended September 30, 2025, and $5.9 million for the year ended December 31, 2024 as a result of the liquidation of $81.8 million of Day One’s short-term investments, as described in Note 4(a). The interest income forgone was calculated using the Company’s actual average rates of return realized on its investment portfolio during the respective periods presented.

(k) No income tax effect has been reflected for the pro forma transaction accounting adjustments. Mersana has significant net operating loss carryforwards and other deferred tax assets, which are fully offset by a full valuation allowance because future realization is not expected. Consequently, although taxable temporary differences give rise to deferred tax liabilities, no net deferred tax liability is recognized and no current tax benefit or expense was reflected in the periods presented. The accounting for opening balance sheet deferred income taxes is preliminary. The estimates may differ from amounts the Company will calculate after completing a detailed analysis, and the difference could have a material effect on the accompanying unaudited pro forma financial statements. The actual tax impact in periods subsequent to the Acquisition may differ due to changes in the valuation allowance assessment, jurisdictional earnings mix and other discrete items.

(l) Represents an increase in research and development expenses of $1.5 million for the year ended December 31, 2024 for employee equity cash settlement obligations that are not reflected in Day One’s historical financial information, as described in Note 4(g).